Exhibit 99.4

CBRE GROUP, INC.

2017 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNITS

GRANT NOTICE

CBRE Group, Inc. (the “Company”), pursuant to its 2017 Equity Incentive Plan (the “Plan”), hereby grants to the “Participant” identified below an award (the “Award”) of that number of Restricted Stock Units set forth below (the “Units”). In general, each Unit is the right to receive one (1) share of the Company’s Class A Common Stock (the “Shares”) at the time such Unit vests. This Award is subject to all of the terms and conditions set forth herein and in the Restricted Stock Unit Agreement (the “Agreement”) and the Plan (collectively, the “Award Documents”), both of which are attached hereto and incorporated herein in their entirety.

Participant:
Grant Date:
Number of Units:
Fair Market Value on Grant Date (Per Share):

Vesting Schedule:	Subject to Section 4 of the Agreement, the Units subject to the Award shall vest in full on the earlier of the one-year anniversary of the Grant Date or the next annual meeting of stockholders.

Consideration:	No payment is required for the Shares, although payment may be required for the amount of any withholding taxes due as a result of the delivery of the Shares as described in greater detail in the Agreement.

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of the Award Documents and the Plan’s Prospectus, and understands and agrees to terms set forth in the Award Documents. Participant acknowledges that he or she is accepting the Award by electronic means and that such electronic acceptance constitutes Participant’s agreement to be bound by all of the terms and conditions of the Award Documents. By accepting the Award, Participant consents to receive any documents related to participation in the Plan and the Award by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Participant also acknowledges that this Grant Notice must be returned to the Company (including through electronic means). Participant further acknowledges that as of the Grant Date, the Award Documents set forth the entire understanding between Participant and the Company regarding the acquisition of Units and Shares and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to Participant under the Plan, and (ii) the following agreements only, if any:

OTHER AGREEMENTS:	NONE.

CBRE GROUP, INC.		PARTICIPANT:
By:		X
Signature		Signature
Title:	Executive Vice President & General Counsel	Date:
Date:

ATTACHMENTS:

I.	Restricted Stock Unit Agreement
II.	CBRE Group, Inc. 2017 Equity Incentive Plan

CBRE Group, Inc. 2017

EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the provisions of the Company’s 2017 Equity Incentive Plan (“Plan”), the terms of the Grant Notice to which this Restricted Stock Unit Agreement is attached (“Grant Notice”) and this Restricted Stock Unit Agreement (the “Agreement”), CBRE Group, Inc. (the “Company,” and together with its Subsidiaries and Affiliates, the “Company Group”) grants you that number of Restricted Stock Units (the “Units”) as set forth in the Grant Notice as of the date specified in the Grant Notice (“Grant Date”). Defined terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1.    THE AWARD. The Company hereby awards to you the aggregate number of Units specified in your Grant Notice. Each Unit is the right to receive one (1) share of the Company’s Class A Common Stock (the “Shares”) on the Vesting Date (as defined below). The Units and the Shares are awarded to you in consideration for your continued service to the Company or the Company Group.

2.    DOCUMENTATION. As a condition to the award of the Units, you agree to execute the Grant Notice and to deliver the same to the Company (including through electronic means), along with such additional documents as the Committee may require, within the time period prescribed by the Company or else this Award shall be forfeited without consideration. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Award by electronic means or request your consent to participate in the Plan by electronic means. By accepting the Award, you consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

3.    CONSIDERATION FOR THE AWARD. No cash payment is required for the Units or the Shares, although you may be required to tender payment in cash or other acceptable form of consideration for the amount of any withholding taxes due as a result of delivery of the Shares.

4.    VESTING. Except as otherwise specified in this Agreement and the Plan, the Units will vest as provided in the Grant Notice (the “Vesting Date”). Any Units which have not vested as of the date of your termination of Continuous Service shall thereupon be forfeited immediately and without any further action by the Company, except as otherwise directed by the Committee.

5.    NUMBER OF SHARES AND PURCHASE PRICE. The number of Shares subject to your Award may be adjusted from time to time pursuant to the provisions of Section 13 of the Plan.

Grant Date:	1

6.    ISSUANCE AND CERTIFICATES. The Company will deliver to you a number of Shares equal to the number of vested Units subject to your Award, including any additional Units received pursuant to Section 5 above that relate to such vested Units, as soon as reasonably practicable after the applicable Vesting Date, but in no event later than December 31 of the calendar year in which the applicable Vesting Date occurs. However, if a scheduled delivery date falls on a date that is not a business day, such delivery date shall instead fall on the next following business day. Notwithstanding the foregoing, in the event that (i) you are subject to the Company’s policy permitting officers and directors to sell Shares only during certain “window periods,” as in effect from time to time (the “Policy”), or you are otherwise prohibited from selling Shares in the open market, and any Shares subject to your Award are scheduled to be delivered on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to you or a day on which you are permitted to sell Shares pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, or does not occur on a date when you are otherwise permitted to sell Shares in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding Shares from your distribution, then such Shares shall not be delivered on such Original Distribution Date and shall instead be delivered on the first business day of the next occurring open “window period” applicable to you pursuant to the Policy (regardless of whether you are still providing Continuous Service at such time) or the next business day when you are not prohibited from selling Shares in the open market, but in no event later than December 31 of the calendar year in which the applicable Vesting Date occurs.

There are no certificates evidencing the Units. Certificates evidencing the Shares to be delivered pursuant to this Agreement shall be issued by the Company and shall be registered in your name as soon as reasonably practicable after the date on which the Shares are delivered pursuant to this Agreement. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him/her, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

7.    TRANSFER RESTRICTIONS. The Units are non-transferable. Shares that are received under your Award are subject to the transfer restrictions set forth in the Plan and any transfer restrictions that may be described in the Company’s bylaws or charter or insider trading policies in effect at the time of the contemplated transfer.

8.    NO RIGHTS AS A STOCKHOLDER. A Unit (i) does not represent an equity interest in the Company, and (ii) carries no voting, dividend or dividend equivalent rights. You will not have an equity interest in the Company or any of such shareholder rights, unless and until the Shares are delivered to you in accordance with this Agreement.

9.    SECURITIES LAWS. Upon the delivery of the Shares, you will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from such registration, qualification or other legal requirements, Units may not be converted into Shares prior to the completion of any registration or qualification of the Units or the Shares that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange or compliance with any other applicable federal, state or foreign law that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

Grant Date:	2

10.    LEGENDS ON CERTIFICATES. The certificates representing the Shares delivered to you as contemplated by this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.    AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation or right to continued employment or service with or to the Company Group. In addition, nothing in your Award shall obligate the Company, its stockholders, its Board or employees to continue any relationship that you might have as a member of the Board, as an employee or as any other type of service provider for the Company.

12.    TAX CONSEQUENCES. You are responsible for any taxes due in connection with your receipt of this Award, including the vesting of such Award and delivery of Shares, and for declaring the Award to the relevant tax authority to which you are subject, if required.

13.    WITHHOLDING OBLIGATIONS.

(a)    At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize the Company to satisfy its withholding obligations, if any, from payroll and any other amounts payable to you (or, in the Company’s discretion, from Shares that become deliverable upon vesting under this Award), and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the grant of or vesting of your Award or the delivery of Shares under the Award.

(b)    Unless the tax withholding obligations of the Company, if any, are satisfied, the Company shall have no obligation to issue a certificate for such Shares or release such Shares.

14.    NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be delivered by hand or sent by overnight courier, certified or registered mail, return receipt requested, postage prepaid, or electronic mail and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

Grant Date:	3

15.    MISCELLANEOUS.

(a)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Committee to carry out the purposes or intent of this Award.

(b)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(c)    The waiver by either party of compliance with any provision of the Award by the other party shall not operate or be construed as a waiver of any other provision of the Award, or of any subsequent breach by such party of a provision of the Award.

16.    GOVERNING PLAN DOCUMENT. Your Award is subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Plan and any other document, the provisions of the Plan shall control.

17.    DATA PRIVACY CONSENT. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award Documents (“Data”) by and among, as applicable, the Company, Company Group, and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Company and the Company Group may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Company or Company Group, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any

Grant Date:	4

time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Company or Company Group will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Awards or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Grant Date:	5